Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Sam Sarpong, CFO
(323) 634-1700
www.broadwayfederalbank.com

Broadway Financial Corporation Announces Second Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – August 10, 2010 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net earnings of $846 thousand for the second quarter ended June 30, 2010 compared with net earnings of $34 thousand for the second quarter of 2009. The increase in net earnings was primarily due to higher net interest income and a lower provision for loan losses. Earnings available to common shareholders for the quarter ended June 30, 2010 were $0.32 per fully diluted common share compared to a loss of ($0.09) per fully diluted common share for the quarter ended June 30, 2009.

For the six months ended June 30, 2010, the Company reported net earnings of $1.8 million compared to $696 thousand of net earnings for the same period in 2009. Fully diluted earnings per common share for the six months ended June 30, 2010 and 2009 were $0.72 and $0.20, respectively.

Chief Executive Officer, Paul C. Hudson stated, “We are encouraged by our ability to post consecutive quarters of positive earnings despite the weak local economy and real estate market and believe that our focus on serving the needs of low- to moderate-income communities continues to represent a differentiated strategy with enduring strength.” He went on to explain, “We are optimistic that we can continue to generate profits for the balance of 2010, but expect continuing pressure on profitability and net interest margins as we focus on improving asset quality.”

Second Quarter Highlights

•	Net interest income before provision for loan losses grew $833 thousand, an increase of 19% over second quarter 2009.

•	Provision for loan losses for the second quarter 2010 totaled $309 thousand, compared to $1.6 million for the second quarter 2009.

•	Non-performing assets (“NPAs”) as a percentage of total assets decreased to 6.77%, from 6.85% at March 31, 2010 and 7.10% at year-end 2009.

•	Return on equity was 10.28% and return on average assets was 0.62%.

Second Quarter 2010 Earnings Summary

For the quarter ended June 30, 2010, net interest income before provision for loan losses was $5.3 million, which represented an increase of $833 thousand, or 19%, from the second quarter of 2009. The increase was primarily attributable to the substantial growth in our loan portfolio during 2009. Average interest-earning assets increased $88.1 million, or 20%, from the second quarter of 2009. Our net interest margin for the quarter ended June 30, 2010 decreased to 3.92%, down 2 basis points from the second quarter 2009 net interest margin, as the yield on our interest-earning assets declined more rapidly than the cost of our interest-bearing liabilities.

The provision for loan losses totaled $309 thousand for the second quarter of 2010, compared to $1.6 million for the same period a year ago. The amount of provision recorded in the second quarter of 2010 reflects the increase in specific valuation allowance that we recorded for loans that became impaired during the quarter, which was partially offset by a decrease in the general valuation allowance that we recorded due to the reduction in our gross loan portfolio.

Non-interest income (loss) for the quarter ended June 30, 2010 totaled ($255) thousand compared to $117 thousand for the second quarter of 2009. The decrease from the second quarter of 2009 was primarily due to a $227 thousand higher provision for losses on loans held for sale in the second quarter of 2010 and a $136 thousand net loss on sale of loans.

Non-interest expense for the quarter ended June 30, 2010 totaled $3.3 million compared to $3.0 million for the second quarter of 2009. The increase was mostly due to higher compensation and benefits expense, primarily reflecting a lower amount of salaries that were deferred in the 2010 second quarter as a result of decreased loan origination volume, and higher expenses for professional services, primarily audit and legal expenses. These increases were partially offset by lower premiums for FDIC insurance, as the year ago quarter included a $222 thousand accrual for a special assessment imposed by the FDIC.

Balance Sheet Summary

Total assets were $551.6 million at June 30, 2010, which represented an increase of $30.5 million from December 31, 2009. During the first six months of 2010, cash and cash equivalents increased by $46.3 million, net loans (including loans held for sale) decreased by $11.4 million and securities decreased by $4.6 million.

Loan originations, including purchases, for the six months ended June 30, 2010 totaled $15.3 million compared to $97.8 million for the comparable period in 2009. Loan repayments, including loan sales, totaled $22.3 million for the six months ended June 30, 2010 and 2009. Loans transferred to real estate owned (“REO”) during 2010 totaled $4.0 million.

The Company experienced strong deposit growth during the first six months of 2010. Deposit balances increased by $28.7 million, or 7.4%, to $414.1 million at June 30, 2010 from $385.5 million at December 31, 2009. This growth is attributable to the online banking campaign we conducted during the second quarter of 2010 to strengthen liquidity. Core deposits (NOW, demand, money market and passbook accounts) represented 27% of total deposits at June 30, 2010 compared to 30% at December 31, 2009 and CDs represented 73% of total deposits at June 30, 2010 compared to 70% at December 31, 2009. Included in CDs are brokered deposits, which decreased $31.7 million, or 31%, in the first six months of 2010 and represented 17% of total deposits at June 30, 2010, compared to 26% at December 31, 2009.

Stockholders’ equity was $33.2 million, or 6% of the Company’s total assets at June 30, 2010. At June 30, 2010, the Bank’s Total Risk-Based Capital ratio was 12.00%, its Tier 1 Risk-Based Capital ratio was 10.72%, and its Tangible Capital ratio was 7.68%. The Company is currently considering plans to increase capital, including possible sales of common stock, to further strengthen the Bank’s capital ratios, and position the Bank for future growth.

Asset Quality

At June 30, 2010, non-performing assets were $37.3 million, or 6.77% of total assets, compared to $37.0 million, or 7.10% of total assets, at December 31, 2009. Total NPAs at June 30, 2010 were comprised of $32.9 million in non-accrual loans and $4.5 million in REO. During the latest quarter, non-accrual loans declined by $1.2 million from the balance at the end of the first quarter of 2010 and by $2.1 million from the balance at the end of 2009. These loans consist of delinquent loans that are 90 days or more past due and troubled debt restructurings that do not qualify for accrual status. The non-accrual loans included $19.1 million of commercial real estate loans, $5.1 million of one-to-four family residential real estate loans, $2.3 million of multi-family residential real estate loans, $4.0 million of commercial loans and $2.3 million of secured consumer loans. During the second quarter, REO increased by $2.3 million from the end of the first quarter and by $2.4 million from the end of 2009. At June 30, 2010 the Bank’s REO consisted of three one-to-four family residential properties and five commercial real estate properties, three of which are church buildings. We are continuing to monitor our portfolio closely and working with borrowers to maximize the value of our assets. In addition, we are pursuing selective sales of classified assets and REO.

At June 30, 2010 our allowance for loan losses was $18.5 million, or 4.2% of our gross loans, compared to $20.5 million, or 4.5% of our gross loans, at year-end 2009. The $2.0 million decrease reflects charge-offs of $2.9 million and provision for loan losses of $883 thousand during the first six months of 2010.

Regulatory Matters

As reported in the Company’s most recent Form 10-K Annual Report the Company and the Bank are currently considered by the Office of Thrift Supervision (the “OTS”) to be “in troubled condition.” The OTS has requested that the Company and the Bank consent to the issuance of a cease and desist order requiring, among other things, that the Company and the Bank take remedial actions to improve the Bank’s loan underwriting and internal asset review procedures, to reduce the amount of its non-performing assets and to improve other aspects of the Bank’s business, as well as the Company’s management of its business and the oversight of the Company’s business by the Board. The cease and desist order would require that the Bank attain, and thereafter maintain, a Tier 1 (Core) Capital to Adjusted Total Assets ratio of at least 8% and a Total Risk-Based Capital to Risk-Weighted Assets ratio of at least 12%, both of which ratios are greater than the respective 6% and 10% levels for such ratios that are generally required under OTS regulations.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is the leading community-oriented savings bank in Southern California serving low to moderate income communities. We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts. The Bank operates five full service branches, four in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

	June 30, 2010 (Unaudited)	December 31, 2009

ASSETS
Cash	$4,100	$7,440
Federal funds sold	49,660	—

Cash and cash equivalents	53,760	7,440
Securities available for sale, at fair value	12,404	14,961
Securities held to maturity	14,281	16,285
Loans receivable held for sale, net	18,815	20,940
Loans receivable, net of allowance of $18,462 and $20,460	423,347	432,640
Accrued interest receivable	2,517	2,419
Federal Home Loan Bank (FHLB) stock, at cost	4,367	4,305
Office properties and equipment, net	5,251	5,363
Real estate owned (REO)	4,487	2,072
Bank owned life insurance	2,466	2,418
Deferred tax assets	5,010	4,986
Other assets	4,864	7,217

Total assets	$551,569	$521,046

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$414,149	$385,488
Federal Home Loan Bank advances	88,000	91,600
Junior subordinated debentures	6,000	6,000
Other borrowings	5,000	—
Advance payments by borrowers for taxes and insurance	194	372
Other liabilities	5,048	6,071

Total liabilities	518,391	489,531

Stockholders’ Equity:
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 9,000 shares of Series D at June 30, 2010 and December 31, 2009; liquidation preference of $9,000 at June 30, 2010 and December 31, 2009	8,963	8,963
Senior preferred, cumulative and non-voting stock, $1,000 par value, authorized, issued and outstanding 6,000 shares of Series E at June 30, 2010 and December 31, 2009; liquidation preference of $6,000 at June 30, 2010 and December 31, 2009	5,974	5,974
Preferred, non-cumulative and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at June 30, 2010 and December 31, 2009; liquidation preference of $552 for Series A, $1,000 for Series B and $1,000 for Series C at June 30, 2010 and December 31, 2009	2	2
Preferred stock discount	(1,569)	(1,756)
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at June 30, 2010 and December 31, 2009; outstanding 1,743,965 shares at June 30, 2010 and 1,743,365 shares at December 31, 2009	20	20
Additional paid-in capital	14,351	14,273
Retained earnings-substantially restricted	8,558	7,322
Accumulated other comprehensive income, net of taxes of $221 and $118 at June 30, 2010 and December 31, 2009	330	176
Treasury stock-at cost, 269,977 shares at June 30, 2010 and 270,577 shares at December 31, 2009	(3,451)	(3,459)

Total stockholders’ equity	33,178	31,515

Total liabilities and stockholders’ equity	$551,569	$521,046

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009
Interest and fees on loans receivable	$7,415	$6,683	$14,842	$12,937
Interest on mortgage-backed securities	244	266	514	560
Interest on investment securities	13	12	25	25
Other interest income	15	32	25	66

Total interest income	7,687	6,993	15,406	13,588

Interest on deposits	1,568	1,813	3,071	3,538
Interest on borrowings	851	745	1,646	1,497

Total interest expense	2,419	2,558	4,717	5,035

Net interest income before provision for loan losses	5,268	4,435	10,689	8,553
Provision for loan losses	309	1,589	883	2,105

Net interest income after provision for loan losses	4,959	2,846	9,806	6,448

Non-interest income:
Service charges	303	328	566	675
Net gains on mortgage banking activities	—	—	—	17
Net gains (losses) on sale of loans	(136)	—	(136)	—
Net gains (losses) on sale of REO	(61)	—	(35)	—
Provision for losses on loans held for sale	(472)	(245)	(547)	(350)
Other	111	34	63	71

Total non-interest income	(255)	117	(89)	413

Non-interest expense:
Compensation and benefits	1,796	1,368	3,727	2,994
Occupancy expense, net	348	383	710	728
Information services	186	211	404	409
Professional services	386	177	596	350
Office services and supplies	133	149	277	293
FDIC insurance	215	387	462	492
Other	280	284	543	519

Total non-interest expense	3,344	2,959	6,719	5,785

Earnings before income taxes	1,360	4	2,998	1,076
Income tax expense	514	(30)	1,164	380

Net earnings	$846	$34	$1,834	$696

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$168	$(6)	$257	$98
Income tax effect	(67)	2	(103)	(39)

Other comprehensive income (loss), net of tax	101	(4)	154	59

Comprehensive earnings	$947	$30	$1,988	$755

Net earnings	$846	$34	$1,834	$696
Dividends and discount accretion on preferred stock	(281)	(188)	(581)	(351)

Earnings (loss) available to common shareholders	$565	$(154)	$1,253	$345

Earnings (loss) per common share-basic	$0.32	$(0.09)	$0.72	$0.20
Earnings (loss) per common share-diluted	$0.32	$(0.09)	$0.72	$0.20
Dividends declared per share-common stock	$—	$0.05	$0.01	$0.10
Basic weighted average shares outstanding	1,743,609	1,743,002	1,743,488	1,742,884
Diluted weighted average shares outstanding	1,744,509	1,746,283	1,746,973	1,745,630

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of June 30,
	2010	2009
Regulatory Capital Ratios:
Core Capital	7.68%	7.75%
Tangible Capital	7.68%	7.75%
Tier 1 Risk-Based Ratio	10.72%	10.15%
Total Risk-Based Capital	12.00%	11.05%

Asset Quality Ratios and Data:

Non-performing loans as a percentage of total gross loans, excluding loans held for sale	6.64%	1.98%

Non-performing assets as a percentage of total assets	6.77%	2.15%

Allowance for loan losses as a percentage of total gross loans, excluding loans held for sale	4.18%	1.36%

Allowance for loan losses as a percentage of non-performing loans, excluding loans held for sale	62.94%	68.85%

Allowance for loan losses as a percentage of non-performing assets	49.44%	54.58%

Net loan charge-offs (recoveries) as a percentage of average loans for six months ended June 30	0.61%	0.00%

Non-performing assets:
Non-accrual loans
Loans receivable, net	$29,334	$8,226
Loans receivable held for sale	3,518	2,152

Total non-accrual loans	32,852	10,378
Loans delinquent 90 days or more and still accruing	—	—
Real estate acquired through foreclosure	4,487	—

Total non-performing assets	$37,339	$10,378

	Three Months ended June 30,						Six Months ended June 30,
	2010			2009			2010			2009
Performance Ratios:

Return on average assets	0.62%	(A	)	0.03%	(A	)	0.69%	(A	)	0.32%	(A	)
Return on average equity	10.28%	(A	)	0.41%	(A	)	11.29%	(A	)	4.20%	(A	)
Average equity to average assets	6.06%			7.14%			6.10%			7.51%
Non-interest expense to average assets	2.46%	(A	)	2.54%	(A	)	2.52%	(A	)	2.62%	(A	)
Efficiency ratio (1)	66.71%			65.00%			63.39%			64.52%
Net interest rate spread (2)	3.80%	(A	)	3.83%	(A	)	3.92%	(A	)	3.86%	(A	)
Net interest rate margin (3)	3.92%	(A	)	3.94%	(A	)	4.04%	(A	)	4.00%	(A	)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended June 30,		Six Months ended June 30,
	2010	2009	2010	2009
Total assets	$551,569	$482,303	$551,569	$482,303
Total gross loans, excluding loans held for sale	$441,809	$415,262	$441,809	$415,262
Total equity	$33,178	$33,028	$33,178	$33,028
Average assets	$542,814	$465,685	$532,294	$441,470
Average loans	$469,516	$407,689	$472,953	$387,154
Average equity	$32,912	$33,249	$32,487	$33,146
Average interest-earning assets	$538,132	$450,017	$528,823	$427,495
Average interest-bearing liabilities	$504,956	$428,510	$494,712	$403,701
Net income	$846	$34	$1,834	$696
Total income	$5,013	$4,552	$10,600	$8,966
Non-interest expense	$3,344	$2,959	$6,719	$5,785
Efficiency ratio	66.71%	65.00%	63.39%	64.52%
Non-accrual loans	$32,852	$10,378	$32,852	$10,378
REO, net	$4,487	$—	$4,487	$—
ALLL	$18,462	$5,664	$18,462	$5,664
Allowance for loss on loans held for sale	$901	$610	$901	$610
REO-Allowance	$36	$—	$36	$—
Interest income	$7,687	$6,993	$15,406	$13,588
Interest expense	$2,419	$2,558	$4,717	$5,035
Net interest income	$5,268	$4,435	$10,689	$8,553
Net loans charge-offs (recoveries)	$1,957	$—	$2,881	$—